AMENDMENT NO. 1 TO THE
PERRIGO COMPANY PLC
ANNUAL INCENTIVE PLAN

WHEREAS, Perrigo Company plc (the “Company”) sponsors the Perrigo Company PLC Annual Incentive Plan, As Amended and Restated February 13, 2019 (the "Plan");

WHEREAS, the Company desires to amend the Plan to change the eligibility requirement for payment of an Incentive Bonus.

NOW, THEREFORE, by virtue and in exercise of the amending authority reserved by the Plan sponsor pursuant to Section 13ba) of the Plan, amended and restated February 13, 2019, Section 6 is hereby amended to read as follows:

    Termination of Employment. Unless determined otherwise by the Committee, if a Participant’s employment with the Company and its Affiliates terminates during the Performance Period due to Retirement, death, or Disability, the Participant shall be entitled to receive a pro rata portion of the Incentive Bonus for such Performance Period in an amount equal to the Incentive Bonus the Participant would have received had he or she remained employed until the end of the Performance Period and the Incentive Bonus payment date, based on actual performance for such Performance Period and pro-rated based on the number of days in the Performance Period prior to the Participant’s termination of employment. Unless the Committee determines otherwise, if a Participant’s employment terminates prior to the Incentive Bonus payment date for any other reason, no Incentive Bonus will be payable to such Participant with respect to such Performance Period.
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IN WITNESS WHEREOF, Perrigo Company plc has caused this Amendment No. 1 to be executed by its duly authorized officer this 7th day of February 2023.

                        PERRIGO COMPANY PLC
                        By: /s/ Kyle L. Hanson
                            Kyle L. Hanson
                        Title:     EVP, General Counsel and Secretary